Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-3 and related Prospectus of VeriFone Systems, Inc. for the registration of 475,412 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2011, with respect to the consolidated financial statements of Hypercom Corporation included in VeriFone Systems Inc.’s Current Report (Form 8-K/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 9, 2011